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EXHIBIT 21.1


21.1 SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2002


Union Center National Bank
2455 Morris Avenue
Union New Jersey 07083
(100% owned by Center Bancorp Inc.)


Center Bancorp Statutory Trust I.
c/o State Street Bank and Trust Company of Connecticut, National Association 225 Asylum Street, Goodwin Square
Hartford, Connecticut 06103


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